UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

SEMGROUP CORPORATION

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

81663A105

(CUSIP Number)

July 17, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 81663A105	13G	Page 2 of 16 Pages

1.	Name of Reporting Persons: BUFFALO INVESTOR I, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,346,129
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,346,129
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,346,129
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 81663A105	13G	Page 3 of 16 Pages

1.	Name of Reporting Persons: BUFFALO INVESTOR I GP LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,346,129
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,346,129
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,346,129
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 81663A105	13G	Page 4 of 16 Pages

1.	Name of Reporting Persons: BUFFALO HOLDING I LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,346,129
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,346,129
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,346,129
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 81663A105	13G	Page 5 of 16 Pages

1.	Name of Reporting Persons: ALINDA INFRASTRUCTURE FUND II, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,346,129
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,346,129
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,346,129
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 81663A105	13G	Page 6 of 16 Pages

1.	Name of Reporting Persons: ALINDA GP II, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,346,129
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,346,129
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,346,129
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 81663A105	13G	Page 7 of 16 Pages

1.	Name of Reporting Persons: ALINDA GP OF GP II LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 7,346,129
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 7,346,129
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 7,346,129
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 9.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 81663A105	13G	Page 8 of 16 Pages

1.	Name of Reporting Persons: BUFFALO INVESTOR II, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 5,037,771
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 5,037,771
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,037,771
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 81663A105	13G	Page 9 of 16 Pages

1.	Name of Reporting Persons: BUFFALO INVESTOR II GP, LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 5,037,771
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 5,037,771
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,037,771
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 81663A105	13G	Page 10 of 16 Pages

1.	Name of Reporting Persons: BUFFALO HOLDING II LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 5,037,771
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 5,037,771
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,037,771
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 81663A105	13G	Page 11 of 16 Pages

1.	Name of Reporting Persons: ALINDA PARALLEL FUND GP II, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 5,037,771
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 5,037,771
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,037,771
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 81663A105	13G	Page 12 of 16 Pages

1.	Name of Reporting Persons: ALINDA PARALLEL FUND GP II, LTD.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands, British West Indies
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 5,037,771
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 5,037,771
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,037,771
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 6.4%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 81663A105	13G	Page 13 of 16 Pages

1.	Name of Reporting Persons: CHRISTOPHER W. BEALE
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,383,900
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,383,900
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,383,900
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.7%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer SemGroup Corporation (the “Company”) (b). Address of Issuer’s Principal Executive Offices: Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, OK 74136-4216

Item 2(a).

Name of Person Filing

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)     Buffalo Investor I, L.P.

(ii)    Buffalo Investor I GP LLC

(iii)  Buffalo Holding I LLC

(iv)   Alinda Infrastructure Fund II, L.P.

(v)    Alinda GP II, L.P.

(vi)   Alinda GP of GP II LLC

(vii) Buffalo Investor II, L.P.

(viii) Buffalo Investor II GP, LLC

(ix)   Buffalo Holding II LLC

(x)    Alinda Parallel Fund GP II, L.P.

(xi)   Alinda Parallel Fund GP II, Ltd.

(xii) Christopher W. Beale

Buffalo Investor I GP LLC is the general partner of Buffalo Investor I, L.P. Buffalo Holding I LLC is the Managing Member of Buffalo Investor I GP LLC. Alinda Infrastructure Fund II, L.P. is the Managing Member of Buffalo Holding I LLC. Alinda GP II, L.P. is the general partner of Alinda Infrastructure Fund II, L.P. Alinda GP of GP II LLC is the general partner of Alinda GP II, L.P. Mr. Christopher W. Beale is the Managing Member of Alinda GP of GP II LLC.

Buffalo Investor II GP LLC is the general partner of Buffalo Investor II, L.P. Buffalo Holding II LLC is the Managing Member of Buffalo Investor II GP LLC. Alinda Parallel Fund GP II, L.P. is the Managing Member of Buffalo Holding II LLC. Alinda Parallel Fund GP II, Ltd. is the general partner of Alinda Parallel Fund GP II, L.P. Mr. Christopher W. Beale is the Director of Alinda Parallel Fund GP II, Ltd.

Item 2(b).	Address of Principal Business Office The principal business address for each of the Reporting Persons is c/o Alinda Capital Partners, 100 West Putnam Avenue, Greenwich, Connecticut 06830

Item 2(c).

Citizenship

Each of Buffalo Investor I, L.P., Buffalo Investor I GP LLC, Buffalo Holding I LLC, Alinda Infrastructure Fund II, L.P., Alinda GP II, L.P., Alinda GP of GP II LLC, Buffalo Investor II, L.P., Buffalo Holding II LLC and Buffalo Investor II GP, LLC is organized under the laws of the State of Delaware. Mr. Beale is a U.S. citizen. Each of Alinda Parallel Fund GP II, L.P. and Alinda Parallel Fund GP II, LTD. are organized under the laws of the Cayman Islands.

Item 2(d).	Title of Class of Securities: Class A Common Stock (the “Common Stock”).

Item 2(e).	CUSIP Number: 81663A105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not applicable.

Item 4.

Ownership.

(a) Amount beneficially owned:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. Buffalo Investor I, L.P. directly holds 7,346,129 shares of Common Stock, and Buffalo Investor II, L.P. directly holds 5,037,771 shares of Common Stock. Mr. Beale is the managing member of Alinda GP of GP II LLC, which is the general partner of Alinda GP II, L.P., which is the general partner of Alinda Infrastructure Fund II, L.P., which is the managing member of Buffalo Holding I LLC, which is the managing member of Buffalo Investor I GP LLC, which is the general partner of Buffalo Investor I, L.P. Mr. Beale is Director of Alinda Parallel Fund GP II, Ltd., which is the general partner of Alinda Parallel Fund GP II, L.P., which is the managing member of Buffalo Investor II GP, LLC, which is the general partner of Buffalo Investor II, L.P.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page. Calculations of the percentage of Common Stock beneficially owned assumes that there are a total of 78,637,291 shares of Common Stock, which is the sum of the 12,383,900 shares of Common Stock issued to the Reporting Person and the 66,253,391 shares of Common Stock outstanding as of March 31, 2017, as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission on May 5, 2017.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.

Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not applicable.

Item 8.	Identification and Classification of Members of the Group. Not applicable.

Item 9.	Notice of Dissolution of Group. Not Applicable.

Item 10.

Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 25, 2017

BUFFALO INVESTOR II, L.P.
By: BUFFALO INVESTOR II GP, LLC, its general partner

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

BUFFALO INVESTOR II GP, LLC
By: BUFFALO HOLDINGS II LLC, its managing member

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

BUFFALO HOLDING II LLC

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

ALINDA PARALLEL FUND GP II, L.P.
By: ALINDA PARALLEL FUND GP II, LTD., its general partner

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

BUFFALO INVESTOR I, L.P.
By: BUFFALO INVESTOR I GP, LLC, its general partner

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

BUFFALO INVESTOR I GP, LLC
By: BUFFALO HOLDING I LLC, its managing member

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

BUFFALO HOLDING I LLC
By: ALINDA INFRASTRUCTURE FUND II, L.P., its managing member

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

ALINDA INFRASTRUCTURE FUND II, L.P.
By: ALINDA GP II, L.P., its general partner

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

ALINDA GP II, L.P.
By: ALINDA GP OF GP II LLC, its general partner

By:	/s/ John S. Laxmi
Name: John S. Laxmi
Title: Secretary

ALINDA GP OF GP II LLC

By:	/s/ Christopher W. Beale
Name: Christopher W. Beale
Title: Managing Member

ALINDA PARALLEL FUND GP II, LTD.

By:	/s/ Christopher W. Beale
Name: Christopher W. Beale
Title: Director

/s/ Christopher W. Beale
Christopher W. Beale

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated July 25, 2017, among the Reporting Persons (filed herewith).